Description of performance bonus arrangement for executive officers for the calendar year ending December 31, 1998 ("1998"):

     The executive officers of the Company will be entitled to receive incentive bonus payments based on the Company's quarterly, year-to-date and full year earnings per share for 1998.

     If earnings per share for the first quarter of 1998 is at least $0.12, the executive officers would each earn 10% of their respective annual base salaries for 1998 ("1998 base salaries"). If first quarter earnings per share is at least $0.15, they each would earn 20% of their respective 1998 base salaries.

     If after the first two quarters of 1998, earnings per share is at least $0.32, $0.40 or $0.60, each would receive 20%, 40% or 60% of their respective 1998 base salaries, less the incentive bonus earned for the first quarter of 1998.

     If earnings per share for the third quarter of 1998 is at least $0.20, the executive officers would each earn 10% of their respective 1998 base salaries. If third quarter earnings per share is at least $0.25, they each would earn 20% of their respective 1998 base salaries.

     If earnings per share for the full year of 1998 are at least $.65, $.80 or $1.20, each of the executive officers would earn 40%, 80% or 120% of their respective 1998 base salaries, less all incentive bonus amounts previously earned under this 1998 performance bonus arrangement. If full year earnings per share fall between the aforementioned benchmarks, the percentage of their respective 1998 base salaries used to calculate the full year annual incentive bonus shall be the prorated percentage between the applicable full year earnings per share targets.